EXHIBIT 10.1


                                REVOLVING SECURED
                                 PROMISSORY NOTE

Face Amount:  $500,000.00                                   Date:  May 24, 1996


         FOR VALUE RECEIVED, Video Sentry Corporation, a Minnesota corporation, ("Maker") promises to pay to the order of Robert D. Furst, Jr. ("Holder"), the principal sum of up to Five Hundred Thousand and 00/100 ($500,000.00) Dollars, or so much as is advanced to Maker by Holder from time to time and remains outstanding on the due date of this Note as shown by the Holder's records. The Promissory Note shall bear interest on any outstanding principal amount at a rate of 10 percent per annum, compounded annually.

         The principal amount of this Note, plus any accrued interest, shall be due upon demand of Holder. Payments shall be credited first to interest and remainder to principal. The Maker's obligations hereunder shall include the following terms and conditions:

         1. Prepayment. The Maker of this Note shall have the right to prepay all or any part of the balance due at any time prior to maturity without penalty.

         2. Waiver. Maker waives presentment for payment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment of this Promissory Note. Maker further agrees to pay all costs of collection, including attorney's fees, in case any payment due on this Promissory Note shall not be made when due or other default occurs.

         3. Default. Upon default of the payment of any installment of principal or interest of this Note when due the Holder shall, at his option, have the right to declare the entire indebtedness hereby evidenced immediately due and payable.

         4. Security. This Note is secured by all inventory, accounts receivable, contract rights and all other assets of Maker and all proceeds and products of the foregoing collateral. Such security interest shall be evidenced by a standard security agreement and financing statement.

         6. Miscellaneous. This Note shall be interpreted in accordance with the laws of the State of Minnesota and shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns.


                                          VIDEO SENTRY CORPORATION

                                          BY    /s/ Andrew L. Benson
                                                ------------------------------
                                                 Andrew L. Benson
                                                 Its President